Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 06-14

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

DEMAND FOR OMNI’S SERVICES REMAINS STRONG

Second Quarter Revenues Expected to Top Wall Street Estimates

CARENCRO, LA – JUNE 2, 2006 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today that it expects its 2006 second quarter revenues to exceed revised Wall Street estimates of approximately $25.8 million and, barring any unexpected weather or permit delays, to exceed its 2006 first quarter revenues of $18.5 million by as much as 50%. Additionally, the Company said that it expects the demand for its seismic drilling services to remain strong through the remainder of the 2006-year and into the 2007-year.

Commenting on OMNI’s anticipated higher revenue levels, James C. Eckert, Chief Executive Officer said, “We continue to experience exceptional demand for our seismic drilling services and we expect this trend to continue through the remainder of this year. Additionally, bid activity for these same services remains very strong and all indications lead us to believe demand for these services will continue well into the 2007-year. This increased activity is translating into improved margins for this business segment.”

“As the integration continues for our most recent acquisition, Preheat, Inc., we are very pleased with better than anticipated margins being reported from this new equipment leasing unit. We expect this trend will continue as we now begin the process of capitalizing on available synergies. We believe the combination of higher revenues, improved margins and strategic growth within each business unit will translate into improved shareholder value as we execute on our core business model,” concluded Eckert.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. The company provides its services through three business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services and Equipment Leasing. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to integrate successfully the acquisition referenced herein, the timely conversion of backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

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